Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Third Quarter 2014 Financial Results

Ultra Clean reports results at high end of guidance before one-time adjustments.

HAYWARD, Calif., October 20, 2014 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the third quarter ended September 26, 2014.

At the beginning of the Company’s fourth quarter, a new customer, GT Advanced Technologies, Inc. (GTAT), filed for bankruptcy. This event had an impact on the Company’s earnings for the third quarter of 2014. As of the end of Q3 2014, the Company believes that the outstanding accounts receivable, as well as the value of its on-hand inventory and related non-cancelable in-transit inventory related to the bankruptcy, has been impaired.  As a result, in the third quarter of 2014, approximately $2.8 million of revenue was reversed for third quarter 2014 and $1.6 million of account receivables was written off to bad debt expense for shipments made prior to the third quarter of 2014. In addition, approximately $6.6 million of on-hand and non-cancelable in-transit inventory was written off to cost of goods sold in the third quarter of fiscal 2014. The following discussion provides both the U.S. GAAP financial results, as well as financial results excluding the impact of the bankruptcy.

Revenue for the third quarter of 2014 was $117.0 million, a decrease of 11.8% compared to the second quarter of 2014, and a 9.2% increase compared to the same period a year ago. Excluding the impact of the bankruptcy noted above, revenue would have been $119.8 million, which is a 9.7% decrease compared to the second quarter of 2014, and an 11.8% increase compared to the same period a year ago. Semiconductor equipment revenue for the third quarter of 2014 was 82.6%, or 80.7% excluding the impact of the bankruptcy, compared to 76.6% in the second quarter. Revenue outside the U.S. accounted for 30.7% of total revenue for the third quarter of 2014, or 31.8% excluding the impact of the bankruptcy. Gross margin for the third quarter of 2014 decreased to 8.8%, or 14.8% excluding the impact of the bankruptcy, compared to 15.9% in the second quarter.

The Company records deferred tax assets (DTAs) related to its State net operating loss carry forwards and timing differences. The Company reviews the realizability of all of its DTA’s on a quarterly basis, and during the third quarter of 2014, determined that it was more likely than not that the State DTA’s would not be realized, due in part to the bankruptcy discussed above. As a result, the Company provided a $1.7 million valuation allowance on these DTA’s. The Company’s tax rate for the third quarter of 2014 was 19.6%. Excluding the impact of the valuation allowance and the bankruptcy the tax rate would have been 18.4%.

The Company recorded a net loss of $5.3 million, or a loss of $0.18 per share (basic and diluted), in the third quarter of 2014 compared to net income of $6.0 million, or $0.20 per share (basic and diluted), in the previous quarter and net income of $2.0 million, or $0.07 per share (basic and diluted), for the third quarter of 2013. Net income includes pre-tax charges for intangible asset amortization costs of $1.2 million for the second and third quarters of 2014 and $1.5 million for the third quarter of 2013.

Excluding the impact of the bankruptcy and the valuation allowance discussed above, net income would have been $3.7 million, or $0.13 and $0.12 per share (basic and diluted, respectively), in the third quarter of 2014. Excluding intangible asset amortization costs of $1.2 million the net income would have been $4.7 million, or $0.16 per share (basic and diluted).

Cash and cash equivalents at the end of the third quarter of 2014 was $75.1 million, an increase of $14.7 million and $5.8 million from the end of fiscal year 2013 and the previous quarter, respectively. Outstanding debt was $47.5 million at the end of the third quarter of 2014, a decrease of $7.6 million and $8.4 million from the end of fiscal year 2013 and the end of the second quarter of 2014, respectively.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “While I am pleased with our overall performance for the quarter, we are extremely disappointed with the bankruptcy as the company was considered a very promising customer for UCT and, unfortunately, their bankruptcy significantly affected our earnings for the third quarter.  Without the adjustments related to the bankruptcy, we were able to meet the high-end of our guidance for revenues and EPS. Our balance sheet is strong and we achieved the highest cash balance in the history of UCT.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the fourth quarter of 2014 to range between $115 million to $120 million, with diluted earnings per share in the range of $0.07 to $0.10. Excluding intangible asset amortization costs of $1.2 million we expect diluted earnings per share to be in the range of $0.11 to $0.14. We are forecasting a tax rate of 20.0% for the fourth quarter of 2014.”

Ultra Clean will conduct a conference call today, Monday, October 20, 2014, beginning at 1:45 p.m. PDT.  The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international). The confirmation number for live broadcast and replay is 4371069 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2014 revenue and earnings per share and our forecasted tax rate for the fourth quarter of fiscal 2014. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 27, 2013 as filed with the Securities and Exchange Commission. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended September 26, 2014 to be filed with the Securities and Exchange Commission.  Our periodic filings with the Securities and Exchange Commission are publicly available on the Securities and Exchange Commission’s website at www.sec.gov.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three months ended		Nine months ended
	September 26,	September 27,	September 26,	September 27,
	2014	2013	2014	2013

Sales	$117,041	$107,183	$393,942	$317,754
Cost of goods sold	106,734	91,350	339,172	271,995
Gross profit	10,307	15,833	54,770	45,759

Operating expenses:
Research and development	1,806	1,410	5,371	4,156
Sales and marketing	2,493	2,561	7,746	7,344
General and administrative	9,971	8,471	28,395	26,619
Total operating expenses	14,270	12,442	41,512	38,119
Income (loss) from operations	(3,963)	3,391	13,258	7,640

Interest and other income (expense), net	(437)	(968)	(1,520)	(2,656)
Income (loss) before provision for income taxes	(4,400)	2,423	11,738	4,984
Income tax provision	862	375	3,913	931
Net income (loss)	$(5,262)	$2,048	$7,825	$4,053

Net income (loss) per share:
Basic	$(0.18)	$0.07	$0.27	$0.14
Diluted	$(0.18)	$0.07	$0.26	$0.14
Shares used in computing net income (loss) per share:
Basic	29,477	28,451	29,242	28,265
Diluted	29,914	28,979	29,912	28,879

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 26,	December 27,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$75,147	$60,415
Accounts receivable	57,459	67,450
Inventory	55,353	63,942
Other current assets	10,115	8,652
Total current assets	198,074	200,459

Equipment and leasehold improvements, net	8,066	8,534
Goodwill	55,918	55,918
Purchased intangibles, net	18,045	21,708
Other non-current assets	4,250	5,924
Total assets	$284,353	$292,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$37,857	$37,705
Accounts payable	42,444	53,962
Other current liabilities	8,097	8,377
Total current liabilities	88,398	100,044

Bank debt and other long-term liabilities	12,556	20,570
Total liabilities	100,954	120,614

Stockholders’ equity:
Common stock	148,213	144,568
Retained earnings	35,186	27,361
Total stockholders’ equity	183,399	171,929
Total liabilities and stockholders’ equity	$284,353	$292,543